Exhibit 99.1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT is entered into as of January 30, 2012, by and among the signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of common stock, par value $0.01 per share, of Pinnacle Airlines Corp. a Delaware corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: January 30, 2012	WAYNE KING

/s/ Wayne King
Individually

MESON CAPITAL PARTNERS, LLC

/s/ Ryan J. Morris
Managing Partner

RYAN J. MORRIS

/s/ Ryan J. Morris
Individually